Exhibit 99.3

CPI Aerostructures Enters Into $40 Million Secured Credit Facility

EDGEWOOD, NY – March 28, 2016 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) announced today that it has entered into a $40.0 million amended and restated credit agreement that replaces its previous $35.0 million credit facility. BankUnited N.Aand Citizens Bank N.A. are lenders under the facility.

The facility consists of a $10.0 million term loan and up to $30.0 million of revolving credit that is secured by a lien on substantially all assets of the company and may be used for working capital needs, capital expenditures and general business purposes. The interest rate at closing on the facility is subject to a leverage-based pricing grid. The other terms of the facility are substantially similar to those of the company’s prior facility. The facility has a three-year term and matures in March 2019.

“The financing recapitalizes and strengthens CPI Aero’s balance sheet and provides us additional liquidity and flexibility to support our investment and growth initiatives,” stated Vincent Palazzolo, chief financial officer of CPI Aero. “BankUnited and Citizens understand our industry, our business model and our vision for the company, and we appreciate the confidence that they have in us to execute our plan and look forward to having them be an integral part of our future success."

Other details of the amended and restated secured facility will be disclosed in a Current Report on Form 8-K to be filed by CPI Aero with the U.S. Securities and Exchange Commission.

2015 Form 10-K
The company also announced that it has filed its 2015 annual report on Form 10-K with the Securities and Exchange Commission today, March 28, 2016.

About CPI Aero
CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft original equipment manufacturers or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the F-16 Falcon fighter, the T-38C Talon trainer, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod, the ALMDS mine detecting pod, and the A-10 Thunderbolt attack jet. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2015 .
CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo
Chief Financial Officer
CPI Aero
(631) 586-5200
www.cpiaero.com

Investor Relations Counsel:
Jody Burfening/Sanjay M. Hurry

LHA Inc.

(212) 838-3777

cpiaero@lhai.com

Source: CPI Aerostructures, Inc.